As of April 30, 2013, the following persons or entities now own more than 25% of a funds voting security.

Person/Entity

Asia Sector Leader Fund
Mirae Asset Global Investment Co. LTD.                     27.08%

Global Dynamic Bond Fund
Mirae Asset Global Investment USA LLC.                     36.58%

As of April 30, 2013, the following
persons or entities no longer own
more than 25% of a funds voting security.

EM Great Consumer Fund
Mirae Asset Global Investments                      	16.27%

Global Great Consumer Fund
Mirae Asset Global Investments                      	14.99%